Exhibit 99.1

Albany International Reports Third-Quarter Financial Results

          Third-Quarter Highlights

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Net income per share was $0.58, after tax-related effects that reduced earnings by $0.09 per share. In the third quarter of 2004, net income per share was $0.33, after net income was reduced by restructuring charges of $0.06 per share and a tax valuation allowance of $0.03 per share.

-	On a fully diluted basis, net income per share was $0.57, compared to $0.32 per share in the same period last year.

-	Net sales were $242.3 million, an increase of 8.7 percent compared to the same period last year and an increase of 6.5 percent excluding the effect of changes in currency translation rates.

-

Operating income improved to $30.8 million in the quarter, compared to $21.5 million in the same period last year.  Operating income in the third-quarter of 2004 included restructuring charges of $2.6 million.

-

Net cash provided by operating activities was $46.6 million, after a $10 million contribution to the Company’s United States pension plan during the quarter.  In the same period last year, net cash provided by operating activities was $24.9 million, after a $20 million contribution to the pension plan.

-	During the third quarter, the Company reduced its debt by $76.1 million, while cash decreased $41.4 million.

          ALBANY, N.Y., Oct. 21 /PRNewswire-FirstCall/ -- Albany International Corp. (NYSE: AIN; PCX/FWB: AIN) reported third-quarter net income per share of $0.58, after tax-related effects that reduced earnings by $0.09 per share.  In the third quarter of 2004, net income per share was $0.33, after net income was reduced by restructuring charges of $0.06 per share and a tax valuation allowance of $0.03 per share.

          In the third quarter of 2005, the Company reduced its annual estimated tax rate from 30 percent to 28 percent.  Had the 28 percent tax rate been in place at June 30, 2005, year-to-date earnings per share through that period would have been $0.03 higher than reported. The results for the third quarter of 2005 also included a charge of $0.12 per share related to the repatriation of undistributed foreign earnings.  The combined impact of these two effects was a reduction in earnings per share of $0.09.

          Third-quarter net sales increased $19.5 million, or 8.7 percent compared to the same period last year.  Excluding the effect of changes in currency translation rates, net sales increased 6.5 percent.

          Following is a table of net sales by segment and the effect of changes in currency translation rates:

			Increase in third-quarter 2005 net sales due to changes in currency translation rates
	Net sales as reported Three months ended September 30,			Percent Change

					Excluding Currency Rate Effect

				As Reported
(in thousands)	2005	2004

Engineered Fabrics	$186,290	$169,513	$4,083	9.9%	7.5%
Albany Door Systems	26,724	26,081	72	2.5%	2.2%
Applied Technologies	29,316	27,254	865	7.6%	4.4%
Total	$242,330	$222,848	$5,020	8.7%	6.5%

          Gross profit was 41.1 percent of net sales in the third quarter of 2005, compared to 39.2 percent in the third quarter of 2004.  The increase in gross profit as a percentage of net sales is due principally to higher net sales and the benefits derived from cost reduction initiatives.

          Selling, technical, general, and research expenses increased 9.0 percent compared to the same period last year and increased 7.6 percent excluding the effect of changes in currency translation rates.  The increase is due principally to payments expected to be made under the Company’s annual and long-term incentive bonus plans due to improved operating results and the increase in value of the Company’s common stock.  A portion of the increase is also related to compensation paid to the Company’s new President, including an initial cash bonus.

          Operating income improved to $30.8 million in the third quarter of 2005 from $21.5 million in the same period last year.  Operating income in the third quarter of 2004 included restructuring charges of $2.6 million.

          Year-to-date net sales were 7.3 percent higher than last year.  Excluding the effect of changes in currency translation rates, net sales were up 4.1 percent.

          Following is a table of year-to-date net sales by segment and the effect of changes in currency translation rates:

			Increase in 2005 net sales due to changes in currency translation rates
	Net sales as reported Nine months ended September 30,			Percent Change

					Excluding Currency Rate Effect

				As Reported
(in thousands)	2005	2004

Engineered Fabrics	$555,752	$517,873	$16,435	7.3%	4.1%
Albany Door Systems	83,706	79,575	2,362	5.2%	2.2%
Applied Technologies	91,342	83,915	2,810	8.9%	5.5%
Total	$730,800	$681,363	$21,607	7.3%	4.1%

          For the first nine months of 2005, gross profit as a percentage of net sales was 40.9 percent, compared to 39.2 percent for the first nine months of last year.  The increase is due principally to higher net sales and the benefits derived from cost reduction initiatives.

          Liquidity and Capital Resources
          Net cash provided by operating activities was $46.6 million, after a $10 million contribution to the Company’s United States pension plan during the quarter.  In the same period last year, net cash provided by operating activities was $24.9 million, after a $20 million contribution to the pension plan.

          During the third quarter of 2005, excluding the effect of changes in currency translation rates, accounts receivable decreased $9.8 million, while inventories increased $4.7 million.

          Capital spending was $12.1 million during the third quarter and $30.5 million for the first nine months of 2005.  Full-year capital spending is expected to be approximately $45 million, as compared to full-year depreciation and amortization of $52 million and $4 million, respectively.

          The Company reduced its outstanding debt by $76.1 million during the third quarter, while cash decreased by $41.4 million.  Net debt, as defined in our principal credit facility, was $119 million at the close of the quarter.

          During the quarter, the Company did not purchase any additional shares of its Class A Common Stock.  However, it remains authorized to purchase an additional 1,002,127 shares without further notice.

          The Company is scheduled to close on a $150 million borrowing from Prudential Capital Group on October 25, 2005.  The principal will be due in three installments of $50 million each at the end of years 8, 10 and 12 for an average life of 10 years, and the interest rate will be fixed at 5.34 percent.  The financing was arranged directly between the Company and Prudential Capital Group.

          Comments on Operations
          Chairman and Chief Executive Officer Frank Schmeler commented, “We are pleased with the operating results for the quarter, which reflect sales growth and the effects of our continued focus on efficiency improvements.  Our paper and paperboard customers experienced swings in demand by region and paper grade; however, demand for our products improved in Europe and remained strong in other regions.

          “Although market conditions in our Albany Door Systems segment were mixed, with slow economic growth continuing to affect our customers in Europe, demand for our products in the Applied Technologies segment remained strong.  As compared to the third quarter of last year, sales increased in both segments.”

          Engineered Fabrics
          This segment includes Paper Machine Clothing and Process Belts (PMC) used in the manufacture of paper and paperboard products.

          Third-quarter net sales for the Engineered Fabrics segment increased 9.9 percent compared to the same period last year.  Excluding the effect of changes in currency translation rates, net sales increased 7.5 percent.  Net sales were positively affected by strong demand for our products in each of our primary markets, resulting from new product performance and value-focused solutions for our customers.  Year-to-date net sales increased 7.3 percent and increased 4.1 percent excluding the effect of changes in currency translation rates.

          Albany Door Systems
          This segment includes sales and service of High Performance Doors and after-market sales to a variety of industrial customers.

          Third-quarter Door Systems net sales increased 2.5 percent compared to the third quarter of 2004 and 2.2 percent excluding the effect of changes in currency translation rates.

          The improvement in net sales during the quarter is due to distribution channel improvements and new product introductions in North America as well as growth in the European service business.  Door sales in Europe, in particular in Germany, continue to be affected by weak economic conditions.  Efficiency improvements in all Door Systems operations contributed to improved earnings.

          Year-to-date net sales increased 5.2 percent and increased 2.2 percent excluding the effect of changes in currency translation rates.

          Applied Technologies
          This segment includes materials and structural-component businesses including insulation for personal outerwear and home furnishings (PrimaLoft); specialty materials and composite structures for aircraft and other applications (Techniweave); specialty filtration products for wet and dry applications (Industrial Process Technologies); industrial insulation products (High Performance Materials); and fabrics, wires and belting products for the nonwovens and pulp industries (Engineered Products).

          Third-quarter Applied Technologies net sales increased 7.6 percent compared to the same period in 2004 and 4.4 percent excluding the effect of changes in currency translation rates.  Strong results in Engineered Products and PrimaLoft in both North America and Europe, and demand for our filtration products in China and Brazil, contributed to the sales increase.

          As with the other business segments, earnings improved due to sales growth as well as continuing efficiency improvements.

          Year-to-date net sales increased 8.9 percent and increased 5.5 percent excluding the effect of changes in currency translation rates.

          Looking Ahead
          Mr. Schmeler continued, “Our focus on growth in each of our business segments allowed us to build on the efficiency gains in our operations with solid revenue improvements.   However, in the Engineered Fabrics segment, there is increased concern about sustainable paper and paperboard demand in the current energy-influenced economic environment.  Because of the continuing restructuring by some global paper manufacturers, ongoing weakness in the North American market, and recent announcements by some of our customers regarding production curtailments in Europe, we are unlikely to maintain recent rates of PMC sales growth in the near term.  Despite this short-term outlook, we remain committed to growth in PMC.

          “Albany Door Systems will continue to pursue growth strategies that lead to innovative custom door solutions, value-focused sales, and increased service and support activities.  In addition, continuing efforts to improve efficiencies should further contribute to earnings.

           “Growth in the Applied Technologies segment should result from our continued investments in new products and the application of existing technologies to new markets.  Our opportunities for filtration products in power generation applications and for composites and advanced materials in aircraft are encouraging. In addition, we are pleased by the increased demand for PrimaLoft personal insulation products and expansion of our Engineered Products in the nonwovens industry.

           “We expect that investments for growth will increase in the coming quarters, and will impact our capital expenditures and people costs in 2006.  These strategic investments will likely include new hires in key areas, capital expenditures for all business segments, and potential acquisitions in the Applied Technologies segment.  We expect capital spending next year will be between $70 and $80 million.  These investments support our long-term growth plans and may positively impact operations as early as late 2006.

           “Our growth strategies include the continued focus on important value drivers for our customers, which improve their operations and increase their profitability.  In doing so, we believe we are providing superior value to our customers and creating value for our shareholders.

          “As with all of our customers, increased costs resulting from higher energy prices will continue to impact our operations in the fourth quarter.  We do not expect these increases to exceed $12 million for the full-year 2005.”

          The Company plans a live webcast to discuss third-quarter 2005 financial results on Monday, October 24, 2005, at 9:00 a.m. Eastern Time.  For access, go to www.albint.com.

          Albany International is the world’s largest producer of paper machine clothing and high-performance doors with manufacturing plants strategically located to serve its global customers.  Additional information about the Company and its businesses and products is available at www.albint.com.

          This release contains certain items that may be considered to be non-GAAP financial measures.  Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they can provide additional useful information to investors regarding the registrant’s financial condition, results of operations, and cash flows. The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period.  That amount is then compared to the U.S. dollar amount reported in the current period.

          Forward-looking statements in this release or in the webcast, including statements about future economic conditions, energy costs, growth, sales and earnings, markets, new products, paper industry outlook, capital expenditures, tax rates, and depreciation and amortization are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements are based on current expectations and are subject to various risks and uncertainties, including, but not limited to, economic conditions affecting the paper industry and other risks and uncertainties set forth in the Company’s 2004 Annual Report to Shareholders and subsequent filings with the U.S. Securities and Exchange Commission.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
(in thousands except per share data)
(unaudited)

Three Months Ended September 30,			Nine Months Ended September 30,

2005	2004		2005	2004

$242,330	$222,848	Net sales	$730,800	$681,363
142,689	135,603	Cost of goods sold	431,649	414,200
99,641	87,245	Gross profit	299,151	267,163
68,842	63,134	Selling, technical, general and research expenses	206,522	196,946
—	2,576	Restructuring, net	—	45,244
30,799	21,535	Operating income	92,629	24,973
1,848	3,533	Interest expense, net	8,662	11,073
(665)	2,053	Other (income)/expense, net	916	10,180
29,616	15,949	Income before income taxes	83,051	3,720
11,140	5,640	Income tax expense	25,783	5,753
18,476	10,309	Income/(loss) before associated companies	57,268	(2,033)
32	158	Equity in earnings of associated companies	500	375
18,508	10,467	Net income/(loss)	57,768	(1,658)
468,235	416,594	Retained earnings, beginning of period	434,057	433,407
(2,899)	(2,536)	Dividends declared	(7,981)	(7,224)
$483,844	$424,525	Retained earnings, end of period	$483,844	$424,525
		Earnings per share - basic:
$0.58	$0.33	Net income/(loss)	$1.82	$(0.05)
		Earnings per share - diluted:
$0.57	$0.32	Net income/(loss)	$1.79	$(0.05)
32,063	32,160	Average number of shares used in basic earnings per share computations	31,791	32,947
32,513	32,732	Average number of shares used in diluted earnings per share computations	32,292	32,947
$0.09	$0.08	Dividends per share	$0.25	$0.22

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	September 30, 2005	December 31, 2004

	(unaudited)
ASSETS
Cash and cash equivalents	$35,961	$58,982
Accounts receivable, net	130,484	144,950
Note receivable	18,751	18,955
Inventories	197,769	185,530
Deferred taxes	22,605	26,526
Prepaid expenses	10,617	8,867
Total current assets	416,187	443,810
Property, plant and equipment, net	338,666	378,170
Investments in associated companies	6,378	6,456
Intangibles	13,201	14,207
Goodwill	155,203	171,622
Deferred taxes	84,825	87,848
Cash surrender value of life insurance policies	36,977	34,583
Other assets	22,823	19,064
Total assets	$1,074,260	$1,155,760
LIABILITIES AND SHAREHOLDERS’ EQUITY
Notes and loans payable	$4,693	$14,617
Accounts payable	37,379	43,378
Accrued liabilities	118,377	120,263
Current maturities of long-term debt	1,010	1,340
Income taxes payable and deferred	26,216	29,620
Total current liabilities	187,675	209,218
Long-term debt	139,708	213,615
Other noncurrent liabilities	146,907	147,268
Deferred taxes and other credits	29,767	34,882
Total liabilities	504,057	604,983
Commitments and Contingencies	—	—
SHAREHOLDERS’ EQUITY
Preferred stock, par value $5.00 per share; authorized 2,000,000 shares; none issued	—	—
Class A Common Stock, par value $.001 per share; authorized 100,000,000 shares; issued 34,045,574 in 2005 and 33,176,872 in 2004	34	33
Class B Common Stock, par value $.001 per share; authorized 25,000,000 shares; issued and outstanding 3,236,476 in 2005 and 3,236,476 in 2004	3	3
Additional paid in capital	317,654	296,045
Retained earnings	483,844	434,057
Accumulated items of other comprehensive income:
Translation adjustments	(64,996)	(11,711)
Derivative valuation adjustment	—	(2,785)
Pension liability adjustment	(38,369)	(38,369)
	698,170	677,273
Less treasury stock (Class A), at cost (5,050,319 shares in 2005 and 5,004,152 shares in 2004)	127,967	126,496
Total shareholders’ equity	570,203	550,777
Total liabilities and shareholders’ equity	$1,074,260	$1,155,760

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended September 30,

	2005	2004

OPERATING ACTIVITIES
Net income/(loss)	$57,768	$(1,658)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Equity in earnings of associated companies	(500)	(376)
Depreciation	38,570	39,691
Amortization	2,877	2,710
Provision for deferred income taxes, other credits and long-term liabilities	(1,326)	(19,488)
Provision for write-off of equipment	2,138	11,931
Provision for impairment of investment	—	4,000
Increase in cash surrender value of life insurance	(1,372)	(1,141)
Change in unrealized currency transaction gains and losses	(3,058)	8,150
Gain on disposition of assets	—	842
Shares contributed to ESOP	4,361	4,546
Tax benefit of options exercised	4,672	1,322
Changes in operating assets and liabilities:
Accounts receivable	7,378	3,542
Note receivable	203	3,553
Inventories	(18,840)	(2,800)
Prepaid expenses	(807)	(283)
Accounts payable	(466)	(4,126)
Accrued liabilities	10,767	19,131
Income taxes payable	(3,659)	6,626
Other, net	(2,267)	60
Net cash provided by operating activities	96,439	76,232
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(30,541)	(41,296)
Purchased software	(2,035)	(489)
Proceeds from sale of assets	5,067	3,944
Cash received from life insurance policy terminations	—	863
Premiums paid for life insurance policies	(1,022)	(1,089)
Net cash used in investing activities	(28,531)	(38,067)
FINANCING ACTIVITIES
Proceeds from borrowings	20,280	53,388
Principal payments on debt	(103,965)	(21,295)
Purchase of treasury shares	(1,576)	(66,135)
Proceeds from options exercised	12,531	5,303
Debt issuance costs	—	(1,555)
Dividends paid	(7,590)	(7,034)
Net cash used in financing activities	(80,320)	(37,328)
Effect of exchange rate changes on cash flows	(10,609)	1,557
(Decrease)/increase in cash and cash equivalents	(23,021)	2,394
Cash and cash equivalents at beginning of year	58,982	78,822
Cash and cash equivalents at end of period	$35,961	$81,216

SOURCE  Albany International Corp.
          -0-                             10/21/2005
          /CONTACT:  Kenneth C. Pulver, Vice President-Global Marketing & Communications, Albany International Corp., +1-518-445-2214/
          /First Call Analyst: /
          /FCMN Contact: susan_siegel@albint.com /
          /Web site:  http://www.albint.com /
          (AIN)